Kirkpatrick & Lockhart LLP
                        1800 Massachusetts Avenue, N.W.
                                   2nd Floor
                          Washington, D.C. 20036-1800



Robert J. Zutz
zutzrj@kl.com
202-778-9059

                                October 30, 1997




Heritage Capital Appreciation Trust
880 Carillon Parkway
St. Petersburg, Florida  33716

Ladies and Gentlemen:

         You have requested our opinion as to certain matters regarding the issuance by Heritage Capital Appreciation Trust (the "Trust") of Class A shares, Class B shares and Class C shares of beneficial interest (collectively, the "Shares"). The Trust is about to file a Registration Statement on Form N-1A (the "Registration Statement) for the purpose of adding Class B shares, providing current financial information, and amending such other information as appropriate.

         We have, as counsel, participated in various business and other matters relating to the Trust. We have examined copies, either certified or otherwise proved to be genuine, of the Trust's Declaration of Trust and By-Laws and such other documents relating to the authorization and issuance of the Shares as we have deemed relevant, and we generally are familiar with the Trust's business affairs. Based on the foregoing, it is our opinion that the Shares to be issued pursuant to the Registration Statement may be issued in accordance with the Trust's Declaration of Trust and By-Laws, subject to compliance with the 1933 Act, the 1940 Act and applicable state laws regulating the distribution of securities, and when so issued, those Shares will be legally issued, fully paid and non-assessable.

         The Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. The Declaration of Trust states that creditors of, contractors with and claimants against the Trust shall look only to the assets of the Trust for payment. It also requires that notice of such disclaimer be given in each contract or instrument made or issued by the officers or the Trustees of the Trust on behalf of the Trust. The Declaration of Trust further provides: (i) for the Trust to indemnify and hold each shareholder harmless from Trust assets for all loss and expense of any shareholder held personally liable for the obligations of the Trust by virtue of ownership of Shares of the Trust; and (ii) for the Trust to assume the defense of any claim against the shareholder for any act or obligation of the Trust. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the Trust would be unable to meet its obligations.

Heritage Capital Appreciation Trust
October 30, 1997
Page 2



         We hereby consent to this opinion accompanying the Registration Statement that you are about to file with the Securities and Exchange Commission. We also consent to the reference to our firm in the statement of additional information filed as part of the Trust's Registration Statement.

                                          Very truly yours,

                                          KIRKPATRICK & LOCKHART LLP




                                          By: /s/ Robert J. Zutz
                                             -----------------------------
                                             Robert J. Zutz